SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                         CURRENT REPORT

                    Pursuant to Section 13 of 15(d) of the

                        Securities Exchange Act of 1934

                         March 12, 1998
               Date of Report (Date of earliest event reported)

                                  DELPHI FILM ASSOCIATES
V
               (Exact name of registrant as specified in its charter)

New York                 0-14409             13-
3276727
(State or other                    (Commission              (IRS
Employer
jurisdiction of incorporation)          File Number)
Identification No.)


666 Third Avenue, New York, New York
10017
(Address of principal executive officer)      (Zip Code)





                Registrant's telephone number, including area code 212-983-9040

Item 2.  Acquisition or Disposition of Assets

     Columbia Pictures Industries, Inc. ("Columbia") and TriStar

Pictures, Inc. ("TriStar") offered to purchase from Delphi Film

Associates V (the "Partnership") its interest in Columbia-Delphi

V Productions (the "Columbia Joint Venture") and in Tri-Star-

Delphi V Productions (the "Tri-Star Joint Venture"),

(collectively, the "Joint Ventures") for $475,000 and $350,000,

respectively.  The General Partner, on behalf of the Partnership,

accepted this offer.  The definitive documentation for these transactions (the "Transactions") was executed and delivered on

March 12, 1998 (the "Effective Date").  The Partnership received the aggregate sale proceeds of  $825,000 on March 12, 1998.  The gain to be recognized from the Transactions will approximate

$505,000, representing sales proceeds of $825,000 less the

amounts recorded by the Partnership as  receivables from the

Joint Ventures as of the Effective Date.  The sale proceeds, less

Partnership expenses and less a reserve for expenses to pay

and/or otherwise satisfy liabilities and/or obligations of the

Partnership that presently exist or that are expected to arise in the future, has been distributed to partners in accordance with the Amended Agreement of Limited Partnership (the "Partnership

Agreement").



Item 5.  Other Events

     The Partnership received the proceeds from the sale of its interest in the Joint Ventures on March 12, 1998.  As a result of the sale of its interest in the Joint Ventures, the Partnership dissolved in accordance with the provisions of the Partnership

Agreement.

          On March 19, 1998, the Partnership will make a final

cash distribution to its limited partners in the amount of

$1,893,200 ($ 236.65 per unit).  On March 19, 1998, the

Partnership will make a final distribution to the General Partner in the amount of $19,123.  In addition, on March 19, 1998, the

Partnership will transfer approximately $212,000 to the General

Partner, as a reserve to pay and/or otherwise satisfy liabilities and/or obligations of the Partnership that presently exist or that are expected to arise in the future.  These distributions and payments will represent the final distributions of the

Partnership.  Accordingly, the Partnership will have been

effectively liquidated.



Item 7.  Financial Statements, Pro forma Financial Information and Exhibits

     Pro forma financial information.

     The following unaudited pro forma financial information

reflects the Transactions as if they had occurred as of January

1, 1997.  The results of operations for the year ended December

31, 1997  would not have reflected the Share of Profit in Motion

Picture Venture--Columbia-Delphi V Productions and the Share of

Profit in Motion Picture Venture--Tri-Star-Delphi V Productions.

In addition, the results of operations for the year ended

December 31, 1997 would reflect the gain on sale of interests in the Joint Ventures, interest income from short-term investments retained after distributions to partners and would provide for operating expenses to liquidate the Partnership.  Giving effect to the Transactions, as if they had occurred on January 1, 1997,

the pro forma net profit for the year ended December 31, 1997 would have been approximately $191,000.  Net profit per unit of limited partnership interest is calculated in accordance with the

Partnership Agreement.  For the year ended December 31, 1997, the pro forma net profit per unit of limited partnership interest would have been approximately $24, as compared to the stated net loss per unit of limited partnership interest of $8.  In

addition, if the Transactions and distribution to partners had occurred as of December 31, 1997, the balance sheet as of that date would have only reflected cash and accrued expenses

necessary to liquidate the Partnership.



Exhibits

10.1  Purchase and Sale Agreement dated as of March 12, 1998-

Interest in Columbia-Delphi

         V Productions.

10.2  Purchase and Sale Agreement dated as of March 12, 1998-

Interest in Tri-Star-Delphi                V Productions.

                         SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              DELPHI FILM ASSOCIATES V
                              A New York Limited Partnership

                              By:  DELPHI MANAGEMENT ASSOCIATES,
                                       General Partner

                              By:  ML Film Entertainment Inc.,
                                      Managing Partner



March 20, 1998                /s/ Roger F. Castoral, Jr.

          Date                     Roger F. Castoral, Jr.
                              Vice President and Treasurer
                              of the Managing Partner of the
                              General Partner
                              (principal financial officer and
principal
                              accounting officer of the
Registrant)




March 20, 1998                /s/ Steven N. Baumgarten
          Date                     Steven N. Baumgarten
                              Director and Vice President of the
                              Managing Partner of the General
Partner